Assured Guaranty Ltd. Reports Results for Fourth Quarter 2022 and Full Year 2022

Fourth Quarter 2022
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $94 million, or $1.52 per share(1), for fourth quarter 2022. Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $85.80 as of December 31, 2022.
•Non-GAAP Highlights: Adjusted operating income(2) was $14 million, or $0.22 per share, for fourth quarter 2022. Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $93.92 and $141.98, respectively, as of December 31, 2022.
•Return of Capital to Shareholders: Fourth quarter 2022 capital returned to shareholders was $115 million, consisting of the repurchase of 1.7 million shares for $100 million, and dividends of $15 million.
•Insurance Segment
•Insurance segment adjusted operating income was $66 million for fourth quarter 2022.
•Gross written premiums (GWP) were $131 million for fourth quarter 2022.
•Present value of new business production (PVP)(2) was $135 million for fourth quarter 2022.
•Asset Management Segment
•Asset Management segment adjusted operating loss was $3 million and assets under management (AUM) inflows were $23 million for fourth quarter 2022.

Full Year (FY) 2022
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $124 million, or $1.92 per share, for FY 2022.
•Non-GAAP Highlights: Adjusted operating income was $267 million, or $4.14 per share, for FY 2022.
•Return of Capital to Shareholders: FY 2022 capital returned to shareholders was $567 million, consisting of the repurchase of 8.8 million shares (or approximately 13% of shares outstanding at the beginning of 2022) for $503 million, and dividends of $64 million.
•Insurance Segment
•Insurance segment adjusted operating income was $413 million for FY 2022.
•GWP were $360 million for FY 2022.
•PVP was $375 million for FY 2022.
•Asset Management Segment
•Asset Management segment adjusted operating loss was $6 million and AUM inflows were $1.4 billion(3) for FY 2022.

Hamilton, Bermuda, February 28, 2023 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2022 (fourth quarter 2022) and the year ended December 31, 2022 (FY 2022).

“Assured Guaranty performed well in 2022,” said Dominic Frederico, President and CEO. “Our insurance business saw a solid performance from our U.S public, international infrastructure and global structured finance sectors, producing $360 million in gross written premiums, or $375 million of total PVP, making 2022 the fifth consecutive year in which we generated more than $350 million of GWP and PVP.

“We reached settlement agreements for all but one of the defaulting Puerto Rico entities in our insured portfolio, and our Puerto Rico insured exposure in total decreased by $2.2 billion. Additionally, we continued to demonstrate thoughtful capital management, while returning $567 million to shareholders through share repurchases and
(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”
(3)    Net of transfers between funds managed by Assured Investment Management LLC and its investment management affiliates (AssuredIM Funds).

dividends. The share repurchases reduced our shares outstanding by almost 13% from shares outstanding at year-end 2021.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
GAAP
Net income (loss) attributable to AGL	$94	$263	$124	$389
Net income (loss) attributable to AGL per diluted share	$1.52	$3.74	$1.92	$5.23
Weighted average diluted shares	61.0	70.4	63.9	74.3
Non-GAAP
Adjusted operating income (loss) (1)	$14	$273	$267	$470
Adjusted operating income per diluted share (1)	$0.22	$3.88	$4.14	$6.32
Weighted average diluted shares	61.0	70.4	63.9	74.3

Gain (loss) related to FG VIE and CIV consolidation(2) included in adjusted operating income	$(13)	$30	$(6)	$30
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$(0.22)	$0.43	$(0.10)	$0.41

Components of total adjusted operating income (loss)
Insurance segment	$66	$277	$413	$722
Asset Management segment	(3)	(3)	(6)	(19)
Corporate division	(36)	(31)	(134)	(263)
Other	(13)	30	(6)	30
Adjusted operating income (loss)	$14	$273	$267	$470

	As of
	December 31, 2022		December 31, 2021
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,064	$85.80	$6,292	$93.19
Adjusted operating shareholders’ equity (1)	5,543	93.92	5,991	88.73
ABV (1)	8,379	141.98	8,823	130.67

Common Shares Outstanding	59.0		67.5
________________________________________________
(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) (FG VIEs) and consolidated investment vehicles (CIVs).

On a per share basis, shareholders’ equity attributable to AGL was $85.80 as of December 31, 2022, which was lower than shareholders’ equity attributable to AGL of $93.19 as of December 31, 2021, primarily due to unrealized losses on the investment portfolio that resulted from rising interest rates.

On a per share basis, adjusted operating shareholders’ equity increased to $93.92 as of December 31 2022 from $88.73 as of December 31, 2021, and ABV increased to $141.98 as of December 31, 2022 from $130.67 as of December 31, 2021, primarily due to the accretive effect of the share repurchase program, and in the case of ABV, net premiums written and favorable loss development. See “Common Share Repurchases” on page 15.

Fourth Quarter 2022

Insurance Segment

The Insurance segment primarily consists of the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets.

Insurance Segment Results
(in millions)

	Quarter Ended
	December 31,
	2022	2021
Segment revenues
Net earned premiums and credit derivative revenues	$111	$111
Net investment income	80	67
Fair value gains (losses) on trading securities	(4)	—
Foreign exchange gains (losses) on remeasurement and other income (loss)	6	4
Total segment revenues	193	182

Segment expenses
Loss expense (benefit)	44	(161)
Amortization of deferred acquisition costs (DAC)	3	4
Employee compensation and benefit expenses	41	37
Other operating expenses	24	22
Total segment expenses	112	(98)
Equity in earnings (losses) of investees	(5)	44
Segment adjusted operating income (loss) before income taxes	76	324
Less: Provision (benefit) for income taxes	10	47
Segment adjusted operating income (loss)	$66	$277

Insurance segment adjusted operating income was $66 million in fourth quarter 2022, compared with $277 million in the three-month period ended December 31, 2021 (fourth quarter 2021). The variance was primarily attributable to loss expense and changes in net asset values of alternative investments reported in “equity in earnings (losses) of investees”, as shown in the table above. The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2022	2021
Scheduled net earned premiums and credit derivative revenues	$77	$91
Accelerations - Puerto Rico	29	—
Accelerations	5	20
Total	$111	$111

Net earned premiums attributable to accelerations increased in fourth quarter 2022 compared with fourth quarter 2021 primarily due to the resolution of Puerto Rico Highways and Transportation Authority exposures, offset by declines in scheduled net earned premiums due to the effect of terminations and refundings since the fourth quarter of 2021 on recurring net earned premiums.

Insurance Segment Loss Expense (Benefit) and the Rollforward of Expected Losses

The table below presents the loss expense (benefit) recognized in the Insurance segment’s adjusted operating income.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	December 31,
	2022	2021
Public finance	$58	$(153)
U.S. residential mortgage-backed securities (RMBS)	(16)	(16)
Other structured finance	2	8
Total	$44	$(161)

The table below presents the rollforward of expected losses for fourth quarter 2022.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2022	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2022

Public finance	$632	$39	$(259)	$412
U.S. RMBS	52	(16)	30	66
Other structured finance	43	—	1	44
Total	$727	$23	$(228)	$522
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(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP) and without consideration of deferred premium revenue.

Loss expense (benefit) is a function of economic loss development (benefit), as well as the amortization of deferred premium revenue. In fourth quarter 2022 loss expense in the public finance sector was $58 million and the economic development was a loss of $39 million. Public finance economic development was primarily due to certain Puerto Rico exposures. The difference between public finance loss expense and public finance economic development was primarily attributable to the release of deferred premium revenue associated with extinguished Puerto Rico policies.

The economic benefit in fourth quarter 2022 for U.S. RMBS was $16 million, primarily attributable to higher recoveries on previously charged-off loans and improved performance in certain transactions.

In fourth quarter 2021 the Company sold a portion of its salvage and subrogation recoverables associated with certain matured Puerto Rico exposures, and increased its assumptions for the value of recoveries to be received in

2022 in connection with the resolution of general obligation bonds of the Commonwealth of Puerto Rico and obligations of its related authorities and public corporations, the Public Buildings Authority, the Convention Center District Authority, the Infrastructure Financing Authority and the Highways and Transportation Authority under the Puerto Rico Oversight, Management, and Economic Stability Act (2022 Puerto Rico Resolutions) resulting in a benefit in loss expenses.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2022	2021
Net investment income	$80	$67
Fair value gains (losses) on trading securities (1)	(4)	—
Equity in earnings (losses) of investees:
AssuredIM Funds	3	10
Other alternative investments	(8)	34
Total	$71	$111
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(1)    Contingent value instruments (CVIs) issued by Puerto Rico that were received as part of the 2022 Puerto Rico Resolutions are classified as trading securities with changes in fair value reported in the consolidated statements of operations.

Net investment income, which represents interest income on fixed-maturity debt securities and short-term investments, increased to $80 million in fourth quarter 2022 from $67 million in fourth quarter 2021, primarily due to rising interest rates on short-term investments.

In the Insurance segment, investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV reported in “equity in earnings (losses) of investees.” Equity in earnings of AssuredIM Funds is mainly generated by healthcare, collateralized loan obligations (CLOs) and asset-based funds. As of December 31, 2022, the Insurance segment had invested $569 million (at fair value) in AssuredIM Funds, and inception-to-date realized and unrealized gains on AssuredIM Funds totaled $110 million. Equity in earnings of other alternative investments was a loss in fourth quarter 2022, primarily attributable to a private equity fund.

Equity in earnings of AssuredIM Funds was a gain of $10 million in fourth quarter 2021, primarily attributable to higher valuations of assets held in the asset-based fund that was launched in 2021. Equity in earnings of other alternative investments was a gain of $34 million in fourth quarter 2021, mainly attributable to a large fair value gain on a specific investment in a private equity fund.

Equity in earnings of investees is more volatile than net investment income on fixed-maturity securities and short-term investments. To the extent that the amounts invested in AssuredIM Funds and other alternative investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decline and mark-to-market volatility may increase.

Insurance Segment New Business Production

PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Insurance Segment
New Business Production
(in millions)

	Quarter Ended December 31,
	2022			2021
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$88	$94	$5,819	$71	$70	$5,947
Public finance - non-U.S.	9	1	—	19	16	—
Structured finance - U.S.	33	40	971	8	10	375
Structured finance - non-U.S.	1	—	245	2	2	164
Total	$131	$135	$7,035	$100	$98	$6,486
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(1)    PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles.

U.S. public finance GWP and PVP in fourth quarter 2022, was higher than the comparable GWP and PVP in fourth quarter 2021, primarily due to several large transactions in the healthcare and infrastructure sector in fourth quarter 2022. The Company’s direct par written represented 70% of the total U.S. municipal market insured issuance in fourth quarter 2022, compared with 61% in fourth quarter 2021, and the Company’s penetration of all municipal issuance increased to 6.1% in fourth quarter 2022 from 4.6% in fourth quarter 2021.

Fourth quarter 2022 structured finance GWP and PVP were primarily attributable to insurance securitization transactions, and commercial real estate and pooled corporate obligations.

Asset Management Segment

In the Asset Management segment, the Company provides investment advisory services, which include the management of CLOs and opportunity funds, as well as certain legacy hedge and opportunity funds now subject to an orderly wind-down. The Asset Management segment was affected by the challenging global economy and financial markets and the widening of CLO spreads, as well as the runoff of our legacy funds and certain strategic limitations during the year.

The Company is exploring alternative accretive growth strategies for its asset management business, with the goal of maximizing the value of this business for its stakeholders. The Company remains committed to growing asset management-related earnings and is pursuing strategies that would provide it with an avenue for such growth. Discussions regarding alternative accretive growth strategies are ongoing, and there can be no assurance that such discussions will result in any transaction.

Asset Management Segment Results
(in millions)

	Quarter Ended
	December 31,
	2022	2021
Segment revenues
Management fees:
CLOs (1)	$12	$12
Opportunity funds and liquid strategies	6	7
Wind-down funds	1	2
Total management fees	19	21
Performance fees	1	—
Foreign exchange gains (losses) on remeasurement and other income (loss)	4	2
Total segment revenues	24	23

Segment expenses
Employee compensation and benefit expenses	18	14
Interest expense	1	1
Other operating expenses (2)	9	11
Total segment expenses	28	26
Segment adjusted operating income (loss) before income taxes	(4)	(3)
Less: Provision (benefit) for income taxes	(1)	—
Segment adjusted operating income (loss)	$(3)	$(3)
________________________________________________
(1)    CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $3 million in both fourth quarter 2022 and fourth quarter 2021.

Roll Forward of Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, September 30, 2022	$14,951	$2,018	$367	$208	$17,544

Inflows - third party	—	23	—	—	23
Inflows - intercompany	—	—	—	—	—
Outflows:
Redemptions	—	—	—	—	—
Distributions	(14)	(100)	(127)	(10)	(251)
Total outflows	(14)	(100)	(127)	(10)	(251)
Net flows	(14)	(77)	(127)	(10)	(228)
Change in value	213	(57)	8	(16)	148
AUM, December 31, 2022	$15,150	$1,884	$248	$182	$17,464

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities. Adjusted operating loss for the Corporate division was $36 million in fourth quarter 2022 compared with $31 million in fourth quarter 2021.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs in fourth quarter 2022 was a $5 million loss related to FG VIE consolidation and a $8 million loss related to CIV consolidation. In fourth quarter 2021 the effect of consolidating FG VIEs and CIVs was a gain of $30 million primarily related to a pre-tax gain on consolidation of an AssuredIM healthcare fund.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	December 31,
	2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$94	$1.52	$263	$3.74
Less pre-tax adjustments:
Realized gains (losses) on investments	(17)	(0.29)	11	0.16
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	28	0.47	(23)	(0.32)
Fair value gains (losses) on committed capital securities (CCS)	12	0.19	—	(0.01)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	70	1.13	—	—
Total pre-tax adjustments	93	1.50	(12)	(0.17)
Less tax effect on pre-tax adjustments	(13)	(0.20)	2	0.03
Adjusted operating income (loss)	$14	$0.22	$273	$3.88

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(13)	$(0.22)	$30	$0.43
Non-credit impairment-related unrealized fair value gains on credit derivatives in fourth quarter 2022 were primarily due to a general decrease in credit spreads of the underlying reference obligations, offset in part by a decrease in the Company’s own credit spreads and the effects of foreign exchange movements. Non-credit impairment-related unrealized fair value losses on credit derivatives in fourth quarter 2021 related primarily to a decrease in the Company’s own credit spread. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value gains on CCS in fourth quarter 2022 related primarily to increase in London Interbank Offered Rate (LIBOR). Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains in fourth quarter 2022 primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Full Year 2022

Insurance Segment

Insurance Segment Results
(in millions)

	Year Ended
	December 31,
	2022	2021
Segment revenues
Net earned premiums and credit derivative revenues	$508	$438
Net investment income	278	280
Fair value gains (losses) on trading securities	(34)	—
Commutation gains (losses)	2	—
Foreign exchange gains (losses) on remeasurement and other income (loss)	3	15
Total segment revenues	757	733

Segment expenses
Loss expense (benefit)	12	(221)
Interest expense	1	—
Amortization of DAC	14	14
Employee compensation and benefit expenses	148	142
Write-off of Municipal Assurance Corp. insurance licenses	—	16
Other operating expenses	84	82
Total segment expenses	259	33
Equity in earnings (losses) of investees	(51)	144
Segment adjusted operating income (loss) before income taxes	447	844
Less: Provision (benefit) for income taxes	34	122
Segment adjusted operating income (loss)	$413	$722

Insurance segment adjusted operating income for FY 2022 was $413 million, compared with $722 million for the year ended December 31, 2021 (FY 2021). The decrease was mainly attributable to loss expense and changes in net asset values for alternative investments reported in “equity in earnings (losses) of investees”, offset in part by higher net earned premiums and credit derivative revenues, as shown in the table above. The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Year Ended
	December 31,
	2022	2021
Scheduled net earned premiums and credit derivative revenues	$327	$372
Accelerations - Puerto Rico	133	—
Accelerations	48	66
Total	$508	$438

Net earned premiums attributable to accelerations increased in FY 2022 compared with FY 2021 primarily due to the 2022 Puerto Rico Resolutions, offset by declines in scheduled net earned premiums due to the effect of Puerto Rico and certain other terminations and refundings on recurring scheduled net earned premiums, the scheduled decline of the legacy structured finance book of business, and updates to debt service assumptions in 2022.

Insurance Segment Loss Expense (Benefit) and the Rollforward of Expected Losses

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Year Ended
	December 31,
	2022	2021
Public finance	$128	$(155)
U.S. RMBS	(120)	(84)
Other structured finance	4	18
Total	$12	$(221)

Roll Forward of Net Expected Loss to be Paid (Recovered)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2021	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2022

Public finance	$209	$17	$186	$412
U.S. RMBS	150	(143)	59	66
Other structured finance	52	1	(9)	44
Total	$411	$(125)	$236	$522
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(1)    Includes recoveries received as part of the 2022 Puerto Rico Resolutions.

In FY 2022 loss expense in the public finance sector was $128 million and the economic development was a loss of $17 million, both primarily attributable to Puerto Rico exposures offset in part by the effects of changes in discount rates. The difference between public finance loss expense and public finance economic development was primarily attributable to the release of unearned premium reserves associated with extinguished Puerto Rico policies. The U.S. RMBS economic benefit of $143 million was primarily attributable to changes in discount rates, improved performance of certain transactions, higher recoveries on charged-off second lien loans, the purchase of a loss mitigation security, and updates in projected default curves, partially offset by lower excess spread. The economic development attributable to changes in discount rates across all sectors was a benefit of $115 million in FY 2022.

In FY 2021 loss expense for public finance transactions was a benefit of $155 million, and the economic benefit for public finance transactions was $204 million, primarily due to Puerto Rico exposures. In fourth quarter 2021 the Company sold a portion of its salvage and subrogation recoverable assets associated with Puerto Rico exposures. It also increased its assumptions for the value of recoveries to be received in 2022 under the 2022 Puerto Rico Resolutions, and incorporated refinements in certain terms of the Puerto Rico support agreements, resulting in a net benefit in loss expense. The FY 2021 U.S. RMBS economic benefit of $100 million was primarily attributable to higher projected recoveries on charged-off second lien loans, improved performance of certain transactions, the implementation of a recovery assumption on certain deferred principal balances in first lien loans and changes in discount rates, partially offset by lower excess spread. The economic development attributable to changes in discount rates across all sectors was a benefit of $33 million in FY 2021.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Year Ended
	December 31,
	2022	2021
Net investment income	$278	$280
Fair value gains (losses) on trading securities	(34)	—
Equity in earnings (losses) of investees:
AssuredIM Funds	(10)	80
Other	(41)	64
Total	$193	$424

Net investment income was consistent in FY 2022 compared with FY 2021. FY 2022 losses on CVIs received as part of the 2022 Puerto Rico Resolutions, and classified as trading securities, were $34 million. Equity in earnings of AssuredIM Funds in FY 2022 was a loss primarily attributable to the dilutive impact of a subsequent close of a healthcare fund, which increased revenues in the Asset Management segment. Equity in earnings of other alternative investments generated losses of $41 million in FY 2022 primarily due to mark-to-market losses in a private equity fund.

Equity in earnings of AssuredIM Funds in FY 2021 was primarily attributable to higher valuations of assets held in: (i) the healthcare fund that opened at the end of 2020; (ii) CLO funds; and (iii) the asset-based fund that was launched in the third quarter of 2021. Equity in earnings of other alternative investments generated gains of $64 million in FY 2021 primarily due to a large fair value gain on a specific investment in a private equity fund.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Year Ended December 31,
	2022			2021
	GWP	PVP (1)	Gross Par Written	GWP	PVP	Gross Par Written

Public finance - U.S.	$248	$257	$19,801	$231	$235	$23,793
Public finance - non-U.S.	75	68	624	89	79	1,117
Structured finance - U.S.	37	43	1,077	51	42	1,316
Structured finance - non-U.S.	—	7	545	6	5	430
Total	$360	$375	$22,047	$377	$361	$26,656
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(1)    In 2022, the maximum potential exposure under a financial guarantee (not accounted for as insurance) is included in non-U.S. structured finance.

U.S. public finance GWP increased in FY 2022 to $248 million from $231 million in FY 2021, and the corresponding PVP increased in FY 2022 to $257 million from $235 million in FY 2021. The increase was primarily due to a higher proportion of secondary market transactions. The Company’s direct par written represented 59% of the total U.S. municipal market insured issuance in FY 2022, compared with 60% in FY 2021, and the Company’s penetration of all municipal issuance was 4.7% in FY 2022, compared with 5.0% in FY 2021.

In FY 2022, non-U.S. public finance GWP and PVP included the restructuring of several existing transactions that resulted in additional GWP and PVP, without an increase in gross par, and several large transactions involving secondary market guarantees for institutional investors and banks, and a United Kingdom water utility liquidity guarantee.

FY 2022 structured finance GWP and PVP were primarily attributable to large insurance securitization transactions and pooled corporate obligations. PVP also includes a guarantee of rental income cash flows.

Asset Management Segment

Asset Management Segment Results
(in millions)

	Year Ended
	December 31,
	2022	2021
Segment revenues
Management fees:
CLOs (1)	$48	$48
Opportunity funds and liquid strategies	35	20
Wind-down funds	2	8
Total management fees	85	76
Performance fees	21	1
Foreign exchange gains (losses) on remeasurement and other income (loss)	6	6
Total segment revenues	112	83

Segment expenses
Employee compensation and benefit expenses	80	67
Interest expense	1	1
Other operating expenses (2)	38	40
Total segment expenses	119	108
Segment adjusted operating income (loss) before income taxes	(7)	(25)
Less: Provision (benefit) for income taxes	(1)	(6)
Segment adjusted operating income (loss)	$(6)	$(19)
________________________________________________
(1)    CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $11 million in FY 2022 and $12 million in FY 2021.

Asset Management segment adjusted operating loss was $6 million for FY 2022, compared with adjusted operating loss of $19 million for FY 2021. The improvement in Asset Management segment results is primarily attributable to an increase in opportunity fund management and performance fees.

Roll Forward of Assets Under Management
(in millions)

	CLOs (1)	Opportunity Funds (2)	Liquid Strategies (3)	Wind-Down Funds	Total
AUM, December 31, 2021	$14,699	$1,824	$389	$582	$17,494

Inflows - third party	1,049	315	21	—	1,385
Inflows - intercompany	165	—	105	—	270
Outflows:
Redemptions	—	—	—	—	—
Distributions	(525)	(290)	(252)	(399)	(1,466)
Total outflows	(525)	(290)	(252)	(399)	(1,466)
Net flows	689	25	(126)	(399)	189
Change in value	(238)	35	(15)	(1)	(219)
AUM, December 31, 2022	$15,150	$1,884	$248	$182	$17,464
_____________________
(1)    CLOs inflows and outflows include $105 million related to the transfer of assets between two CLO funds.
(2)    Distributions from opportunity funds include $115 million related to the AssuredIM Funds created prior to the acquisition of BlueMountain Capital Management, LLC (now known as AssuredIM LLC). As of December 31, 2022, AUM related to these funds was $68 million.
(3)    Liquid strategies’ inflows and outflows in 2022 relate to the transfer of assets between funds.

Components of
Assets Under Management (1)
(in millions)

	As of
	December 31, 2022	December 31, 2021
Funded AUM	$16,672	$16,821
Unfunded AUM	792	673

Fee earning AUM	$16,795	$16,576
Non-fee Earning AUM	669	918

Intercompany AUM
Funded AUM (2)	$1,022	$1,126
Unfunded AUM	218	244
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2)    Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $558 million in investment-grade CLO and liquid municipal strategies as of December 31, 2022 and of $574 million as of December 31, 2021.

Corporate Division

Adjusted operating loss for the Corporate division was $134 million in FY 2022 compared with an adjusted operating loss of $263 million in FY 2021. The Corporate division loss in FY 2021 was primarily due to the loss on extinguishment of debt of $175 million on a pre-tax basis ($138 million after-tax) associated with the redemption of AGMH and AGUS debt, which represented the difference between the amount paid to redeem the debt and the carrying value of the debt.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs in FY 2022 consisted of a $4 million gain related to FG VIE consolidation and a $10 million loss related to CIV consolidation. In FY 2021 the effect of consolidating FG VIEs and CIVs was a gain of $30 million primarily related to a pre-tax gain on consolidation of an AssuredIM healthcare fund.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Year Ended
	December 31,
	2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$124	$1.92	$389	$5.23
Less pre-tax adjustments:
Realized gains (losses) on investments	(56)	(0.87)	15	0.20
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(18)	(0.27)	(64)	(0.85)
Fair value gains (losses) on CCS	24	0.37	(28)	(0.38)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(110)	(1.72)	(21)	(0.29)
Total pre-tax adjustments	(160)	(2.49)	(98)	(1.32)
Less tax effect on pre-tax adjustments	17	0.27	17	0.23
Adjusted operating income (loss)	$267	$4.14	$470	$6.32

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(6)	$(0.10)	$30	$0.41

Realized losses on investments in FY 2022 primarily relate to losses on sales of Puerto Rico recovery bonds and credit impairment in 2022 on obligations that the Company has insured and for which it had expected losses to be paid, that the Company purchases in order to mitigate the economic effect of insured losses (Loss Mitigation Securities).

Non-credit impairment-related unrealized fair value losses on credit derivatives in FY 2022 were generated primarily as a result of wider asset spreads, partially offset by the increased cost to buy protection on AGC, and changes in discount rates. Non-credit impairment-related unrealized fair value losses on credit derivatives in FY 2021 primarily related to the lower cost to buy protection on the Company’s name.

Fair value gains on CCS in FY 2022 were primarily driven by an increase in LIBOR during 2022. Fair value losses on CCS in FY 2021 were primarily driven by tightened market spreads during 2021.

Foreign exchange losses in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2022 (January 1 - March 31)	$155	2.74	$56.62
2022 (April 1 - June 30)	151	2.61	58.03
2022 (July 1 - September 30)	97	1.79	53.77
2022 (October 1 - December 31)	100	1.71	58.34
Total 2022	$503	8.85	56.79

2023 (January 1 - February 28)	$2	0.04	$62.23

From 2013 through February 28, 2023, the Company has repurchased 141 million common shares at an average price of $33.09, representing approximately 73% of the total shares outstanding at the beginning of the repurchase program in 2013. On February 23, 2022 and August 3, 2022, the Board authorized the repurchase of an additional $350 million and $250 million, respectively, of its common shares. As of February 28, 2023, the Company was authorized to purchase $201 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Net earned premiums	$109	$107	$494	$414
Net investment income	78	65	269	269
Asset management fees	22	23	93	88
Net realized investment gains (losses)	(17)	11	(56)	15
Fair value gains (losses) on credit derivatives	31	(27)	(11)	(58)
Fair value gains (losses) on CCS	12	—	24	(28)
Fair value gains (losses) on FG VIEs	(5)	5	22	23
Fair value gains (losses) on CIVs	(8)	74	17	127
Foreign exchange gains (losses) on remeasurement	69	(1)	(112)	(23)
Fair value gains (losses) on trading securities	(4)	—	(34)	—
Commutation gains (losses)	—	—	2	—
Other income (loss)	5	6	15	21
Total revenues	292	263	723	848
Expenses
Loss and LAE (benefit)	45	(166)	16	(220)
Interest expense	21	20	81	87
Loss on extinguishment of debt	—	—	—	175
Amortization of DAC	3	4	14	14
Employee compensation and benefit expenses	69	57	258	230
Other operating expenses	47	44	167	179
Total expenses	185	(41)	536	465
Income (loss) before income taxes and equity in earnings (losses) of investees	107	304	187	383
Equity in earnings (losses) of investees	(8)	28	(39)	94
Income (loss) before income taxes	99	332	148	477
Less: Provision (benefit) for income taxes	17	50	11	58
Net income (loss)	82	282	137	419
Less: Noncontrolling interests	(12)	19	13	30
Net income (loss) attributable to AGL	$94	$263	$124	$389

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2022	December 31, 2021
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value	$7,119	$8,202
Fixed-maturity securities, trading, at fair value	303	—
Short-term investments, at fair value	810	1,225
Other invested assets	133	181
Total investments	8,365	9,608
Cash	107	120
Premiums receivable, net of commissions payable	1,298	1,372
DAC	147	131
Salvage and subrogation recoverable	257	801
FG VIEs’ assets, at fair value	416	260
Assets of CIVs	5,493	5,271
Goodwill and other intangible assets	163	175
Other assets	597	470
Total assets	$16,843	$18,208

Liabilities
Unearned premium reserve	$3,620	$3,716
Loss and LAE reserve	296	869
Long-term debt	1,675	1,673
Credit derivative liabilities, at fair value	163	156
FG VIEs’ liabilities, at fair value	715	289
Liabilities of CIVs	4,625	4,436
Other liabilities	457	569
Total liabilities	11,551	11,708

Redeemable noncontrolling interests	—	22

Shareholders’ equity
Common shares	1	1
Retained earnings	5,577	5,990
Accumulated other comprehensive income (loss)	(515)	300
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,064	6,292
Nonredeemable noncontrolling interests	228	186
Total shareholders’ equity	5,292	6,478
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$16,843	$18,208

Explanation of Non-GAAP Financial Measures

The Company discloses both: (a) financial measures determined in accordance with GAAP; and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest and which are managed by AssuredIM.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.
Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; (4) PVP, and (5) gross third-party assets raised.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.
2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.

 4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders’ Equity attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	December 31, 2022		December 31, 2021
	Total	Per Share	Total	Per Share
Shareholders’ equity attributable to AGL	$5,064	$85.80	$6,292	$93.19
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(71)	(1.21)	(54)	(0.80)
Fair value gains (losses) on CCS	47	0.80	23	0.34
Unrealized gain (loss) on investment portfolio	(523)	(8.86)	404	5.99
Less taxes	68	1.15	(72)	(1.07)
Adjusted operating shareholders’ equity	5,543	93.92	5,991	88.73
Pre-tax adjustments:
Less: DAC	147	2.48	131	1.95
Plus: Net present value of estimated net future revenue	157	2.66	160	2.37
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,428	58.10	3,402	50.40
Plus taxes	(602)	(10.22)	(599)	(8.88)
ABV	$8,379	$141.98	$8,823	$130.67

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$17	$0.28	$32	$0.47
ABV	11	0.19	23	0.34

Shares outstanding at the end of the period	59.0		67.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the

Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended December 31, 2022
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$88	$9	$33	$1	$131
Less: Installment GWP and other GAAP adjustments (1)	40	9	29	1	79
Upfront GWP	48	—	4	—	52
Plus: Installment premiums and other (2)	46	1	36	—	83
PVP	$94	$1	$40	$—	$135

	Quarter Ended December 31, 2021
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$71	$19	$8	$2	$100
Less: Installment GWP and other GAAP adjustments(1)	10	16	5	2	33
Upfront GWP	61	3	3	—	67
Plus: Installment premiums and other (2)	9	13	7	2	31
PVP	$70	$16	$10	$2	$98

	Year Ended December 31, 2022
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$248	$75	$37	$—	$360
Less: Installment GWP and other GAAP adjustments(1)	40	75	30	—	145
Upfront GWP	208	—	7	—	215
Plus: Installment premiums and other (2)	49	68	36	7	160
PVP	$257	$68	$43	$7	$375

	Year Ended December 31, 2021
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$231	$89	$51	$6	$377
Less: Installment GWP and other GAAP adjustments(1)	43	65	44	6	158
Upfront GWP	188	24	7	—	219
Plus: Installment premiums and other (2)	47	55	35	5	142
PVP	$235	$79	$42	$5	$361
________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturities such as Loss Mitigation Securities. FY 2022 also includes the present value of future premiums and fees associated with a financial guarantee written by the Company that, under GAAP, is accounted for under ASC 460, Guarantees.

AUM Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, the Company believes that AUM is a useful metric for assessing the relative size and scope of the Company’s asset management business. The Company uses measures of its AUM in its decision-making process and uses a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM’s CLOs, including CLO Equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in the second quarter of 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices; and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO Equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners’ investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company’s wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance fees earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Wednesday, March 1, 2023. The conference call will be available via live webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-844-200-6205 (in the U.S.) or 1-929-526-1599 (International); the passcode is 237902.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the passcode is 439901.

Please refer to Assured Guaranty’s December 31, 2022 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2022 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2022,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2022, and

•“Structured Finance Transactions at December 31, 2022,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company’s separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ adversely are: (1) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates or general economic conditions, including the possibility of a recession; (2) geopolitical risk, including war in Ukraine and the resulting economic sanctions, fragmentation of global supply chains, volatility in energy prices, potential for increased cyberattacks, and risk of intentional or accidental escalation; (3) the possibility of a United States (U.S.) government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (4) the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, and the global consequences of the pandemic and such actions, including their impact on the factors listed in this section; (5) developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; (6) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (7) the loss of investors in Assured Guaranty’s asset management strategies or the failure to attract new investors to Assured Guaranty’s asset management business; (8) the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; (9) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the final resolution of Assured Guaranty’s remaining Puerto Rico exposures or the amounts recovered on securities received in connection with the resolution of Puerto Rico exposures already resolved; (10) increased competition, including from new entrants into the financial guaranty industry; (11) poor performance of Assured Guaranty’s asset management strategies compared to the performance of the asset management strategies of Assured Guaranty’s competitors; (12) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to unanticipated consequences; (13) the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its financial guaranty contracts written in credit default swap (CDS) form, and certain consolidated variable interest entities (VIEs); (14) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (15) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (16) changes in applicable accounting policies or practices; (17) changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; (18) the possibility that strategic transactions made by Assured Guaranty, including its acquisition of BlueMountain Capital Management LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities (BlueMountain Acquisition), do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; (19) difficulties with the execution of Assured Guaranty’s business strategy; (20) loss of key personnel; (21) the effects of mergers, acquisitions and divestitures; (22) natural or man-made catastrophes or pandemics; (23) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (24) other risks and uncertainties that have not been identified at this time; and (25) management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 28, 2023, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com